Exhibit 10.1

AMENDMENT NO. 2 TO CONSULTING AGREEMENT

This Amendment No. 2 (the “Amendment”) to that certain Consulting Agreement, effective June 1, 2011 and amended effective October 1, 2012 (the “Consulting Agreement”), by and between EnteroMedics Inc., a Delaware corporation (“EnteroMedics”), and Anthony (Tony) Jansz (“Consultant”), shall be effective as of September 1, 2014.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Consulting Agreement.

WHEREAS, EnteroMedics desires Consultant to devote additional time and services between October 1, 2012 and April 30, 2015 toward completing Duties assigned to Consultant pursuant to the Consulting Agreement;

WHEREAS, as compensation for Consultant’s additional time and services to be provided between October 1, 2012 and April 30, 2015, EnteroMedics desires to adjust Consultant’s cash compensation during such period and award Consultant additional stock option grants; and

WHEREAS, to reflect the foregoing EnteroMedics and Consultant desire to amend Section 3 of the Consulting Agreement;

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, EnteroMedics and Consultant agree as follows:

1. Effective September 1, 2014, Section 3 of the Consulting Agreement shall be amended and restated in its entirety to read:

“3. Compensation: For the period beginning on October 1, 2012 and ending on April 30, 2015, EnteroMedics will pay Consultant $12,000 AUD a month for consulting services rendered pursuant to this Agreement. For all other periods, EnteroMedics will pay Consultant $8,000 AUD a month for consulting services rendered pursuant to this Agreement. Consultant has previously been granted three stock option grants under this Agreement as follows:

I.	50,000 shares that vest at approximately 1,041 shares per month for four years starting on July 1, 2011 and ending on June 1, 2015.

II.	75,000 shares, of which 16,667 shares vested on January 22, 2013; 16,667 shares vested on January 22, 2014; and 16,666 shares will vest on January 22, 2015. The remaining 25,000 of such 75,000 shares did not vest as certain milestones were not achieved.

III.	100,000 shares, of which 16,667 shares vested on May 31, 2013; 16,667 shares vested on May 31, 2014; 16,666 shares will vest on May 31, 2015; and 25,000 shares shall vest upon the Company successfully obtaining an Item Listing for the Maestro® Rechargeable System implantation by December 31, 2014. The remaining 25,000 of such 100,000 shares did not vest as certain milestones were not achieved.

Consultant will also receive, pending board of director approval, an additional stock option grant for 25,000 shares that will vest upon the occurrence of both the development of a reimbursement-focused clinical trial protocol in Australia and a recommendation to EnteroMedics’ management by Consultant regarding Australian commercialization by March 31, 2015.

EnteroMedics will reimburse Consultant for reasonable monthly Australian Goods and Services Tax and actual incidental expenses (with no increase for handling or other mark-up) incurred in performing this Agreement. Such incidental expenses shall not exceed $300 per month without EnteroMedics’ prior written consent. Travel expenses must be approved in advance by EnteroMedics. Consultant shall provide EnteroMedics with appropriate documentation for tax purposes for all expenses paid by EnteroMedics. Consultant shall submit monthly invoices for time and expenses.”

2. As amended hereby, the Consulting Agreement shall continue to be in full force and effect and is hereby ratified and confirmed in all respects except that on and after the effective date of the Amendment all references in the Consulting Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import referring to the Consulting Agreement shall mean the Consulting Agreement as amended by this Amendment.

This Amendment is accepted and agreed to as of September 25, 2014.

ENTEROMEDICS INC.		CONSULTANT

By:	/s/ Mark Knudson	By:	/s/ Anthony Jansz
Printed Name: Mark B. Knudson		Printed Name: Anthony Jansz
Title:	President & CEO	Tax ID: